EXHIBIT 5

                                BINGHAM DANA LLP
                               150 Federal Street
                                Boston, MA 02110
                                 (617) 951-8000


                               October 1, 1999


LeCroy Corporation
700 Chestnut Ridge Road
Chestnut Ridge, New York  10977

Ladies and Gentlemen:

     We have acted as counsel for LeCroy Corporation, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of 750,000 shares of the Company's Common Stock, par value $.01 per share (the "Shares"), pursuant to a Registration Statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission on October 1, 1999, 500,000 of which Shares will be issued to certain investors (the "Investors") pursuant to the terms of the Company's Certificate of Designation of the Series A Convertible Redeemable Preferred Stock, dated as of June 29, 1999, and up to 250,000 of which Shares will be issued pursuant to the exercise of several Common Stock Purchase Warrants of the Company in favor of the Investors, dated as of June 30, 1999 (the "Warrants").

     As such counsel, we have reviewed the corporate proceedings of the Company with respect to the authorization of the issuance of the Shares. We have also examined and relied upon originals or copies of such corporate records, instruments, agreements or other documents of the Company, and certificates of officers of the Company as to certain factual matters, and have made such investigation of law and have discussed with officers and representatives of the Company such questions of fact, as we have deemed necessary or appropriate to enable us to express the opinions rendered hereby.

     In our examination, we have assumed the genuineness of all signatures, the conformity to originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing a document.

     We have also assumed that the Shares will be issued and delivered in accordance with the terms of the Company's Certificate of Incorporation and the Warrants, as the case may be. As to all matters of fact, we have relied entirely upon the determinations, representations and statements of the Company; and we have assumed, without independent inquiry, the accuracy of all such determinations, representations and statements.

     This opinion is limited solely to the Delaware General Corporation Law as applied by courts located in Delaware.

     Based upon and subject to the foregoing, we are of the opinion that upon issuance in accordance with the terms of the Company's Certificate of Incorporation or of the Warrants, as the case may be, the Shares will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Certain Legal Matters" in the Prospectus included in the Registration Statement.

                                       Very truly yours,

                                       /s/ Bingham Dana LLP

                                       BINGHAM DANA LLP